EXHIBIT 10.12
Nex Connectivity Solutions, Inc. 3639 Garibaldi Drive, North Vancouver, British Columbia, Canada, V7H 2W2

September 15, 2004

PRIVATE AND CONFIDENTIAL

Johnny C. L. Tsang, General Manager
Empire Landmark Hotel
1400 Robson Street
Vancouver, BC
Canada

Dear Mr Tsang:

re: Addendum #2 to Internet Services Agreement - Hotel Lobby Business Kiosk

We are writing at your request in respect of this second addendum to our Internet Services Agreement of February 1, 2004 (the "Agreement").

Under the terms of the Agreement, Nex is providing Hotel guests wireless high speed Internet access in agreed areas of the hotel property, including the hotel lobby. §2.1 of the Agreement provides for "further expansion" of the System as "mutually agreed". The first addendum to the Agreement, dated March 31, 2004, dealt with the provision by Nex of a public access Internet kiosk in the hotel lobby.

As a "further service" to its guests, the Hotel has requested that Nex provide a second public access Internet kiosk in the Hotel lobby (a "further expansion" of the system) that would feature some added functionality. Specifically, the second public access Internet kiosk (the "Business Kiosk"), as distinct from the "Internet Kiosk" that was the subject of the first addendum to the Agreement, would permit users to check email and "surf" the Internet, and provide them access to Microsoft office or equivalent business software, a CD burner, and a laser printer.

The Hotel and Nex have agreed that Nex will provide said further service subject to the terms and conditions detailed in the attached term sheet and acknowledge said agreement by their signatures below.

NEX CONNECTIVITY SOLUTIONS, INC.

Per:	/s/ Joseph G. Bowes
Authorized Signatory

Name:	Joseph G. Bowes

Title:	President

GLOBAL GATEWAY CORP
(dba/ EMPIRE LANDMARK HOTEL)

Per:	/s/ Johnny C. L. Tsang
Authorized Signatory

Name:	Johnny C. L. Tsang

Title:	General Manager

Internet Services Agreement
Addendum #2 – Attachment	September 15, 2004

Business Kiosk – Term Sheet

1.
For the term specified in the Internet Services Agreement, and on an exclusive basis, Nex will provide and operate at its sole cost (either directly or through contracted third parties at Nex's option), a Business Kiosk meeting prevailing industry standards for construction, aesthetics and functionality.

2.
For the installation of the Business Kiosk, the Hotel will provide: (i) a mutually agreed, high visibility and easily accessible lobby location, and; (ii) 120 VAC power, at the Hotel's expense. The Hotel will not affix or permit to be affixed to the Business Kiosk any non-Nex equipment or signage.

3.
Use of the Business Kiosk will require credit card, coin or bill pre-payment, which will be completely handled by the Business Kiosk itself. (Note: the prepaid cards controlling guest access to the Nex high speed Internet access network – when using their own wireless enabled-computers – will not work on the Business Kiosk.)

4.
Business Kiosk pricing will be set by Nex to meet prevailing market conditions and is initially expected to be in the order of $7.95 per one-half (1/2) hour of use. Subject to change in future to meet evolving market conditions, it is initially planned that "use-time" be purchased in one-half hour increments and that there will be no credits for unused time. Users will also pay market-based printing charges.

5.	The Hotel will not share in any of the Business Kiosk revenues earned by Nex.

6.
Completion of Business Kiosk installation and commissioning will be as mutually agreed. The work here is dependent upon access to the Hotel lobby (and possibly related service areas) as determined by the Hotel.

7.	Documentation of formal agreement on this further service will be by way of a letter addendum to the February 1, 2004 Internet Services Agreement.

8.	It is expected that Business Kiosk installation and commissioning will be completed by September 30, 2004 and possibly sooner.